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                                  [LETTERHEAD]

                                  NEWS RELEASE



DATE:       October 27, 1999

CONTACT:    James D. Rose, President

TELEPHONE:  (505) 324-9542



                        FIRST PLACE FINANCIAL CORPORATION
                      REPORTS THIRD QUARTER 1999 NET INCOME


FARMINGTON, NEW MEXICO--Richard I. Ledbetter, chairman of the board and chief executive officer of First Place Financial Corporation (FPFC), today reported net income of $2.6 million for the third quarter of 1999, an increase of $335,000 compared to the $2.3 million reported for the third quarter of 1998. Basic earnings per share were $1.17 for the third quarter of 1999 compared to $1.04 for the third quarter of 1998. Year to date 1999 net income was $8.0 million, an increase of $1.8 million, or 29%, compared to the $6.2 million reported for the same nine months of 1998. Basic earnings per share were $3.67 for the nine months of 1999 compared to $2.87 for the same period in 1998.

Jim Rose, president and chief operating officer of FPFC, reported net income before taxes increased $2,923,000 during the first nine months of 1999 compared to the same period a year ago primarily as the result of a $1,904,000 decrease in the provision for loan losses. In addition to the reduction in the provision for loan loss expense, FPFC recorded increases in net interest income and other income in 1999 compared to the nine month and third quarter periods a year ago. These positive income factors were offset somewhat by increases in other operating expenses and the effective tax rates for the third quarter and the first nine months of 1999 compared to the same periods in 1998.

FPFC ended September 30, 1999 with $849 million in total assets, a decrease of $61 million from September 30, 1998 total assets of $910 million and a decrease of $53 million compared to the $902 million of total assets reported at December 31, 1998. Total loans at September 30, 1999 were $435 million, an increase of $4 million from the $431 million reported at September 30, 1998. Total stockholders' equity at September 30, 1999 was $80 million, an increase of $3 million during the last twelve months.

The board of directors of FPFC recently declared a quarterly dividend of $.37 per share payable November 1, 1999 to shareholders of record as of October 20, 1999.

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On August 4, 1999, First Place and Wells Fargo & Company announced that they had entered into an agreement for Wells Fargo to acquire First Place and its subsidiaries. In the acquisition, Wells Fargo will issue 4.6 million of its shares in exchange for 100 percent of the outstanding shares of First Place. The transaction, which is scheduled to be completed early in the first quarter of 2000, is subject to the satisfaction of a number of conditions including receipt of regulatory approvals and approval of the shareholders of FPFC.

FPFC, the largest bank holding company headquartered in New Mexico, owns First National Bank of Farmington, Western Bank, Gallup, Burns National Bank of Durango, Colorado and Capital Bank, Albuquerque. FPFC stock is quoted on the NASDAQ bulletin board under the symbol FPLF.